                The following financial data should be read in conjunction with Item 7, “Management's Discussion and Analysis of Financial Condition and Results of Operations” and Item 8, “Financial Statements and Supplementary Data,” included in the Company’s respective annual reports filed on Form 10-K for the five-year period ending December 31, 2006:

	2006	2005	2004	2003	2002
	(dollars in millions)
Identifiable Assets:
Transportation:
Matson Ocean Transportation	$ 1,185.3	$ 1,113.0	$ 896.9	$ 936.5	$ 850.3
MIL	56.4	70.3	56.5	45.4	29.8
Real Estate:
Leasing	525.5	478.6	436.5	451.2	396.2
Sales	295.0	227.3	224.5	161.6	104.1
Agribusiness	168.7	159.0	152.8	154.4	163.4
Other	20.3	22.7	11.0	10.5	8.9
Total assets	$ 2,251.2	$ 2,070.9	$ 1,778.2	$ 1,759.6	$ 1,552.7

Capital Additions:
Transportation:
Matson Ocean Transportation	$ 217.1	$ 173.9	$ 128.6	$ 133.2	$ 10.1
MIL[1]	1.7	1.3	0.1	0.2	0.4
Real Estate:
Leasing[2]	93.0	78.8	10.2	49.7	81.8
Sales[3,4]	1.3	0.2	0.7	58.0	1.9
Agribusiness	15.0	13.0	10.2	12.6	9.9
Other	1.5	1.4	1.4	1.7	0.9
Total capital additions	$ 329.6	$ 268.6	$ 151.2	$ 255.4	$ 105.0

Depreciation and Amortization:
Transportation:
Matson Ocean Transportation	$ 58.1	$ 59.5	$ 56.8	$ 51.0	$ 50.1
MIL	1.5	1.4	1.2	0.9	0.9
Real Estate:[5]
Leasing	14.1	12.4	12.2	11.2	9.0
Sales	0.1	0.1	0.1	0.1	0.1
Agribusiness	10.1	9.4	9.0	8.2	8.5
Other	0.9	0.5	0.4	0.3	0.4
Total depreciation and amortization	$ 84.8	$ 83.3	$ 79.7	$ 71.7	$ 69.0

[1]

Excludes expenditures related to Matson Integrated Logistics’ acquisitions, which are classified as Payments for Purchases of Investments in Cash Flows from Investing Activities within the Consolidated Statements of Cash Flows.

[2]	Represents gross capital additions to the leasing portfolio, including gross tax-deferred property purchases that are reflected as non-cash transactions in the Consolidated Statements of Cash Flows.

[3]

Excludes capital expenditures for real estate developments held for sale which are classified as Cash Flows from Operating Activities within the Consolidated Statements of Cash Flows. Operating cash flows for capital expenditures related to real estate developments were $69 million, $34 million, $30 million, $35 million, and $9 million for the years ended December 31, 2006, 2005, 2004, 2003, and 2002, respectively.

[4]

Capital expenditures for the real estate sales segment in 2003 primarily represents expenditures related to the acquisition of the Wailea resort development lands, which consisted of 270 undeveloped acres comprised of 17 individual development parcels entitled for residential and commercial uses.

[5]	Prior year amounts restated for amounts treated as discontinued operations.